Exhibit 99.1

BANCORP OF NEW JERSEY, INC. ANNOUNCES RECORD YEAR FOR EARNINGS

February 3, 2016

Fort Lee, NJ - Bancorp of New Jersey, Inc. (NYSE MKT:  BKJ) (the “Company”), holding company for Bank of New Jersey, reported record annual earnings. For the year ended December 31, 2015, net income reached $4.8 million, or $0.79 per diluted share, compared to $3.8 million, or $0.70 per diluted share, for the year ended December 31, 2014 representing an increase of approximately 27%. For the quarter ended December 31, 2015, net income was $1.0 million, or $0.17 per diluted share, as compared to net income of $580 thousand, or $0.11 per diluted share for the quarter ended December 31, 2014, representing an increase of approximately 78%. The net income generated during the 2015 fiscal year represents the highest net income ever achieved by the Company during any fiscal year.  The net income generated during the fourth quarter represents the Company’s thirty seventh consecutive quarter of profitability.

For the year ended December 31, 2015, net interest income increased by $2.2 million, or 10.5%, reaching $23.5 million, a record year for the Company, from $21.2 million for the year ended December 31, 2014.  Net interest income for the fourth quarter of 2015 was $5.8 million, compared to $5.6 million for the corresponding quarter of 2014, representing a 3.9% increase. Noninterest expense, net, for the year ended December 31, 2015 increased by $2.9 million, or 24.1%, reaching $15.2 million from $12.3 million for the year ended December 31, 2014. For the fourth quarter of 2015, noninterest expense, net increased by $720 thousand, or 22.3%, and reached $4.0 million as compared to $3.2 million for the fourth quarter of 2014. The increase in noninterest expense, net, is primarily due to increased operating costs associated with the Company’s growth, including additional staffing costs in operations and compliance, and costs associated with enhanced technology and functionality of its electronic banking products. For the year ended December 31, 2015, the provision for loan losses was $924 thousand, compared to the provision for loan losses of $3.1 million, for the year ended December 31, 2014. For the quarter ended December 31, 2015, the Company recorded a provision for loan losses of $266 thousand, compared to a provision for loan losses of $1.6 million, for the quarter ended December 31, 2014. The decrease in the provision for loan losses was driven by slower loan growth in the current year, as compared to the prior year. Additionally, there was a decrease in the levels of new non-performing loans in the current year, which corresponded to a decrease in the need to provide reserves against such loans.

Bancorp of New Jersey’s total assets reached $802.9 million at December 31, 2015, compared to $743.7 million at December 31, 2014, an increase of $59.2 million or 8.0%. Total loans were $645.1 million at December 31, 2015, compared to $634.0 million at December 31, 2014, representing an increase of $11.1 million, or 1.8%. Total deposits increased to $700.7 million at December 31, 2015 from $649.0 million at December 31, 2014, an increase of $51.8 million, or 8.0%. Stockholder’s equity increased to $73.2 million at December 31, 2015, from $59.9 million at December 31, 2014, which was driven by the current year’s net income, cash dividends to stockholders, and approximately $9.5 million in additional capital contributed to Bancorp of New Jersey as a result of a private placement of common stock completed in March 2015.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services.  The Bank currently has 9 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington

Park, Englewood, Cliffside Park, and Woodcliff Lake, all in Bergen County, NJ.  Construction continues on a tenth location in Englewood Cliffs, NJ. All locations are in Bergen County, NJ.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net.

Forward-Looking Statements

This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements.  These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time.  Actual results could differ materially from those expected or implied by such forward-looking statements.  Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include economic conditions affecting the financial industry; changes in interest rates and shape of the yield curve; credit risk associated with our lending activities; risks relating to our market area, significant real estate collateral and the real estate market; operating, legal and regulatory risk; fiscal and monetary policy; economic, political and competitive forces affecting our business; our ability to identify and address cyber-security risks; and that management’s analysis of these risks and factors could be incorrect, and/or that the strategies developed to address them could be unsuccessful.  Any statements made that are not historical facts should be considered to be forward-looking statements.  You should not place undue reliance on any forward-looking statements.  We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.

Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

	Three months ended		For the year ended
	December 31,		December 31,
INCOME STATEMENT	2015	2014	2015	2014
Net Interest Income	$5,788	$5,573	$23,485	$21,248
Provision for (recoveries of) Loan Losses	266	1,598	924	3,075
Noninterest Expense, net	3,952	3,232	15,218	12,262
Pretax Income	1,570	743	7,343	5,911
Tax Expense	536	163	2,535	2,121
Net Income	$1,034	$580	$4,808	$3,790

Basic Earnings per Share	$0.17	$0.11	$0.79	$0.71
Diluted Earnings per Share	$0.17	$0.11	$0.79	$0.70

Weighted Average Shares —Basic	6,240	5,370	6,097	5,362
Weighted Average Shares —Diluted	6,255	5,387	6,113	5,410

SELECTED BALANCE SHEET DATA AT
END OF PERIOD	12/31/2015	12/31/2014
Total Loans	$645,062	$633,958
Allowance for Loan Losses	8,020	7,192
Investment Securities	72,599	76,536
Total Assets	802,920	743,688
Total Deposits	700,739	648,974
Stockholders’ Equity	73,153	59,894